Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES SEPTEMBER CASH DISTRIBUTION

DALLAS, Texas, September 18, 2015 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.030461 per unit, payable on October 15, 2015, to unit holders of record on September 30, 2015.

This month’s distribution decreased from the previous month due to lower prices for both oil and gas for both the Waddell Ranch properties and the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 71,337 barrels of oil and 429,797 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 2,225 barrels of oil and 39,839 Mcf of gas. The average price for oil was $49.69 per bbl and for gas was $2.55 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $4,731,609. Deducted from these would be the Lease Operating Expense (LOE) $1,887,128, taxes of $352,364 and Capital Expenditures (CAPEX) of $2,197,939 totaling $4,437,430 resulting in a Net Profit of $294,178 for the month of August. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in net contribution by the Waddell Ranch Properties of $220,634 to this month’s distribution. There is no amount of negative NPI deficit to carryover from previous periods for this month.

During July 2015, the 2015 10 workover well program was completed and producing. The drill well program of 10 vertical and 2 horizontal wells for the 2015 program was started in June 2015. One vertical well was completed and producing, 8 other wells were being drilled and progressing to completion during July 2015.

ConocoPhillips has advised the Trustee of the 2015 capital expenditure budget which will total $48 million for the entire Waddell Ranch Project and $22.5 million net to the Trust. There will be 10 vertical wells, 2 horizontal wells, 10 recompletions, and various facilities projects. The workover/recompletions have completed with the vertical/horizontal drilling beginning in June and the facilities work will occur throughout the year.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	71,337	429,797	2,225	*	39,839	*	$49.69	$2.55	**
Texas Royalty Prop	27,342	36,817	25,975	*	34,976	*	$51.70	$4.27	**

Prior Month
Waddell Ranch	71,184	432,319	4,908	*	31,829	*	$56.96	$2.72	**
Texas Royalty Prop	27,169	33,200	25,811	*	31,540	*	$56.58	$4.50	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 27,342 barrels of oil and 36,817 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 25,975 barrels of oil and 34,976 Mcf of gas. The average price for oil was $51.70 per bbl and for gas was $4.27 per Mcf. This would primarily reflect production and pricing for the month of July for oil and the month of June for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,570,781. Deducted from these would be taxes of $217,314 resulting in a Net Profit of $1,353,467 for the month of August. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,285,794 to this month’s distribution.

General and Administrative Expenses deducted for the month were $86,670 resulting in a distribution of $1,419,770 to 46,608,796 units outstanding, or $.030461 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839